Exhibit 19.1

INSIDER TRADING POLICY
I. SUMMARY

As part of our work as trusted advisors, we often become aware of non-public information which could have an impact on the market price of the securities of Heidrick & Struggles International, Inc. (“Heidrick” and/or the “Company”), a Heidrick client or another related company. Consistent with our bedrock value of always acting with integrity, any Personnel who is aware of material nonpublic information regarding Heidrick or any other company must not:

•Trade in that company’s stock;
•Disclose that information to others who may buy or sell securities of that company; or
•Otherwise use the information for their personal advantage or the personal advantage of others.

When in doubt, the general rule is don’t Trade.

This Policy explains what insider trading is in more detail, how we should deal with such information and the measures and procedures Heidrick has in place to prevent insider trading. Please note that there are several capitalized words and phrases in the Policy and their specific meanings are detailed in the glossary for your reference and convenience.

II. PROHIBITIONS

1.Heidrick Securities. Our Personnel shall NOT Trade any Heidrick securities (NASDAQ:HSII) during any Blackout Period or while in the possession of material nonpublic information regarding Heidrick. “Trading” may include the gifting of shares – see definition below.

2.Securities of Clients and Other Companies. In our work at Heidrick, we may learn of sensitive information about other companies, including clients and other companies with whom Heidrick may engage in important business transactions such as mergers, acquisitions, renewal or termination of significant contracts or other arrangements. Information learned in connection with these engagements, transactions and relationships may constitute material non-public information about the other company. Our Personnel may NOT purchase or sell the securities of clients of the Company, or other firms with whom the Company may be engaged in such transactions, while aware of material non-public information about the other company.

Trading in the securities of clients or otherwise investing in clients is also subject to the rules and restrictions in the Company’s Conflicts of Interest (CoI) Policy, which can be found here. The CoI Policy explains pre-approval procedures, applicable restrictions and certain prohibitions on trading in client securities. It is incumbent on Personnel to review and comply with the CoI Policy before engaging in such trading or investing.

3.Hedging, Pledging, Short Sales and Derivative Transactions. Our Personnel shall NOT (i) hold Heidrick securities in a margin account or purchase Heidrick securities on margin, (ii) pledge Heidrick securities as collateral for a loan, (iii) engage in short sales of Heidrick securities (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock), (iv) enter into derivative or similar transactions1 with respect to Heidrick securities or (v) otherwise engage in transactions that either hedge or offset any decrease in value of Heidrick securities.

4.Tipping. Our Personnel shall NOT directly or indirectly pass along material non-public information about Heidrick, our clients or any of the companies mentioned above to Related Persons or any others except (i) to Heidrick’s lawyers, accountants or advisors who have a need to know such information; or (ii) to Heidrick Personnel that have a need-to-know such information. Additionally, our Personnel may NOT suggest that anyone purchase or sell any company’s securities while they are aware of material nonpublic

Exhibit 19.1

information about that company. These behaviors are known as “tipping” and are considered violations of the securities laws. The civil and criminal penalties applicable to a person engaged directly in insider trading also apply equally to a person engaged in ‘tipping’, even if they do not receive any money or derive any benefit from trades made by persons to whom they passed material non-public information.

5.Standing and Limit Orders. Standing and limit orders (other than orders under approved Rule 10b5- 1 trading plans, as described below) create heightened risks for insider trading violations given the lack of control over when trades are executed – you could give your broker a standing or limit order when you are not in possession of material non-public information but subsequently your broker could execute a trade under that order at a time when you have become aware of material non-public information. Heidrick therefore discourages Personnel from placing standing or limit orders for Heidrick’s securities. If you determine you must use a standing order or a limit order, the order should be limited to a very short duration and should otherwise comply with the restrictions and procedures outlined in this Policy.

These restrictions apply to transactions conducted in your personal account or any other account over which you have direct or indirect control.

III. WHO MUST FOLLOW THIS POLICY

This Policy applies to all Heidrick Personnel globally (including our employees, officers and Board of Directors) both during their time with Heidrick and after their employment or service with Heidrick terminates until such time any material non-public information you are aware of about Heidrick, a client or third party is publicly disclosed or is no longer material. The same restrictions that apply to you apply to all Related Persons. Our Personnel are privy to a great deal of information due to our role as trusted advisors, and as Insiders under this Policy must act with the highest integrity.

IV. PROCEDURES INTENDED TO PREVENT INSIDER TRADING

Heidrick has established – and will maintain and enforce - the following procedures, in an effort to prevent insider trading. Personnel are required to follow these procedures:

a.Pre-Clearance of All Trades by All Restricted Persons
To prevent inadvertent violations of this Policy or applicable laws, and to avoid even the appearance of wrongdoing, all Trades in Heidrick securities by Restricted Persons must receive written permission from Heidrick’s CLO (or their delegate) before engaging in any Trade (referred to as “pre-clearance”). If you are a Restricted Person, you must obtain preclearance for Trades even if the Blackout Period has expired and the trading window is open. If your shares are held in Heidrick’s Morgan Stanley platform, Shareworks, you may obtain pre-clearance by submitting a request via the platform. If your shares are held in a brokerage account outside of Shareworks, your clearance request should be submitted in writing (which includes submitting, via DocuSign to precleartrade@heidrick.com, a preclearance form with the amount of shares you intend to purchase and/or sell, as well as the anticipated execution date (see “Exhibit A”)) in advance of the proposed Trade(s) to Heidrick’s CLO or their delegate. This form may be found on Heidrick’s internal platform, Gateway. Pre-clearance of a transaction is valid for 3 business days. If the transaction order is not placed or executed within those 3 business days, if approved, pre-clearance of the transaction must be re-requested, including submitting an additional pre-clearance form. If pre-clearance is denied, the person requesting such pre-clearance must keep the fact of that denial confidential as it could result in an unintended distribution of information about a pending material event. Any Section 16 Reporting Person must promptly report any completed transaction to Heidrick’s CLO (or their delegate) to facilitate reporting to the SEC.

1 Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts, put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements however denominated in Heidrick securities

Exhibit 19.1

b.10b5-1 Trading Plans

Rule 10b5-1 under the US securities laws provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions. In light of this, and in recognition of the constraints that the restrictions in this Policy impose on Personnel for Trading in Heidrick securities, Heidrick will allow Personnel to enter into a written trading plan under Rule 10b5-1 (or modify an existing plan) only if the plan or modification meets specific criteria and is approved by Heidrick’s CLO (or their delegate).

Because this rule is complex, Heidrick recommends that you work with a broker and be sure you fully understand the limitations and conditions of the rule before you establish a 10b5-1 trading plan. Please contact the CLO if you are interested in establishing a trading plan – details regarding the requirements and limitations will be provided to you and your broker. You should also obtain approval from Heidrick’s CLO prior to modifying or terminating a 10b5-1 trading plan.

c.Revisions to this Policy
Heidrick may change the terms of this Policy from time to time to respond to developments in law and practice and will take reasonable steps to inform all affected persons of any material change to this Policy. If you have any questions about this Policy and/or need to send requests for approval of a 10b5-1 trading plan, please send those questions and/or requests directly to Heidrick’s CLO or their delegate, via email to precleartrade@heidrick.com. You should note, however, that you are ultimately responsible for complying with insider trading laws and this Policy.

V. COMPLIANCE

Any Personnel who fails to comply with this Policy will be subject to disciplinary action, up to and including the termination of employment. Insider-trading violations are not limited to trading or tipping by our Personnel. Persons other than our Personnel also can be liable for insider trading, including those who trade on material non-public information tipped to them or individuals who trade on material non-public information that has been misappropriated.

In addition, penalties for trading on or tipping material non-public information can greatly exceed any profits made or losses avoided for the individuals engaging in such unlawful conduct. The Securities and Exchange Commission, Financial Industry Regulatory Authority and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include criminal and civil penalties as well as SEC administrative sanctions.

VI. SCENARIOS

Q. I am working on a search and have found out that the client is going to acquire one of its competitors. I want to trade stock in the company it is acquiring. When am I allowed to do so?

A. After the acquisition is publicly disclosed, then you may trade assuming you do not possess any other material non-public information about that company.

Q. I am currently doing a CEO search and once placed, the intention is for the CEO to do a complete overhaul of the future strategy of the company. Recently, the fact that the CEO was being replaced was reported in the national news. Is this still material non-public information?

A. The information reported in the national news is now public information, however you may still be privy to material non-public information about the client. Also, the restrictions on trading in a client’s stock in our CoI Policy would still apply.

Exhibit 19.1

Q. A friend at a dinner party last weekend recommended I buy stock in the company that he works for because the company is about to be acquired. The deal is still confidential but is about to close anyway and I didn’t receive this information through Heidrick so is it acceptable to trade stock of this company?

A. No. This would still be deemed as tipping which is prohibited under the securities laws, and both the ‘tipper’ and the ‘tippee’ could face civil and criminal liability for trades effected utilizing the insider information. Material non-public information can be received through any form of communication including conversations at social or business gatherings.

Q. I placed a limit order with my broker but the stock price I specified was not attained prior to the start of the Blackout Period or when I obtained material non-public information. Can I leave the limit order open?

No. You must monitor any open limit orders you have placed. A limit order executed by a broker when you are aware of material non-public information may be deemed insider trading. Heidrick discourages Personnel from placing standing or limit orders for our securities. If you determine you must use a standing order or a limit order, the order should be limited to a very short duration and should otherwise comply with the restrictions and procedures outlined in this Policy.

VII. GLOSSARY

“Blackout Period” means the period beginning fourteen calendar days before the last business day of any fiscal quarter of Heidrick and ending one full trading day after the public release of earnings data for such fiscal quarter. This “blackout period” is subject to change as deemed necessary by Heidrick and, under certain circumstances, Heidrick may extend the blackout period to prohibit trading by some or all Personnel. Heidrick may also impose additional event-specific blackout periods such as for a pending material partnership, contract, merger, acquisition or other type of transaction, or a material investigation. To note, many people often refer to this trading window as being “open” (end of the Blackout Period) or “closed” (commencement of the Blackout Period).

“Insider trading” occurs when any person purchases or sells a security while aware of material nonpublic information relating to a security. The SEC has indicated that it may also treat gifting a security while aware of material non-public information as insider trading.

An “Insider” means any person (generally officers, directors and employees) who possess material non-public information as well as “temporary insiders” who occasionally receive such information, such as underwriters, lawyers, accountants, or consultants. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material nonpublic item of which he or she is aware. Insiders also have independent fiduciary duties to Heidrick and its stockholders not to trade on material non-public information relating to Heidrick’s securities.

“Material Information” means any information that has a substantial likelihood to influence (either positively or negatively) someone to buy, hold or sell the respective securities. It does not have to be related to the respective business, for example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material. The materiality of particular information is subject to reassessment on a regular basis. Some examples of material information include:
1.Financial results and projections of future earnings or losses
2.News of pending or proposed joint ventures, mergers, acquisitions or divestitures
3.Gain or loss of a substantial contract or alliance partner
4.Significant new product announcements or pricing changes
5.New equity or debt offerings
6.Significant litigation exposure due to actual or threatened litigation
7.Changes in senior management

Exhibit 19.1

8.Impending bankruptcy or financial liquidity problems
9.Changes in dividend policy, stock splits, spin-offs or other special distributions (including stock repurchase programs)
10.Sensitive cyber incident related information.

It is not possible to define all categories of material information, and you should recognize that the public, the media and the courts may use hindsight in judging what is material. Therefore, it is important to err on the safe side and assume information is material if there is any doubt.

“Material Non-Public Information” means material information that is not publicly disclosed information.

A “Material Position” means acquiring beneficial ownership of greater than 5% of such company’s outstanding securities or investing 10% or more of your net worth in such securities.

“Personnel” means all Heidrick employees, officers and the Heidrick Board of Directors.

“Public Information” or “publicly disclosed information” means (i) information that is widely disseminated through appropriate channels (e.g. press release, widely disseminated statement from a senior officer with broad media and news coverage) so that it is generally available to investors (circulation of rumors may not constitute public dissemination) and (ii) enough time has lapsed since that public disclosure to permit the trading markets to absorb and evaluate the information – generally after one full trading day following the public disclosure.

“Related Persons” means any family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Heidrick securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Heidrick securities) partnerships in which an Insider is a partner; trusts of which an Insider is a trustee; and estates of which an Insider is an executor.

“Restricted Persons” are those who are at an enhanced risk of possessing inside information and who therefore must exercise greater diligence to comply with insider trading prohibitions. This group includes all members of the Heidrick Board of Directors, Executive Officers and certain senior finance, legal, HR, business development, investor relations, corporate communication and other selected Partners, as well as any other associates in a role that makes it likely they will have involvement with material non-public information regarding Heidrick. This list is updated periodically by the Legal and Finance Departments. You will be notified by the Legal Department if you are considered a Restricted Person under this policy.

“Securities” include common stocks, bonds, notes and debentures, as well as options to purchase, warrants and similar instruments related to such stock, bonds, notes and debentures and any other securities Heidrick or the Client may issue from time to time, such as preferred stock, warrants or convertible debentures. Heidrick’s securities also include derivative securities relating to Heidrick’s stock, even if not issued by Heidrick (e.g. exchange-traded options).

“Trade” means purchasing or selling the securities, or gifting the securities when you know, or have reason to believe, that the recipient may sell the securities shortly after receiving them. A purchase or sale includes the actual purchase or sale of a security, as well as the entry into any contract to purchase/sell or otherwise acquire/dispose of a security. Purchases include not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. Sales include not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.

Amended: 09/28/2023

Exhibit 19.1

Exhibit A – Preclearance Form

Request for Pre-Clearance Form (available on Gateway, to be completed via DocuSign and emailed to preclearance@heidrick.com)

To: Chief Legal Officer or Appointed Delegate
From:
Date:

Re: Request for pre-clearance for transactions in Heidrick and Struggles (“HSII”)

Pursuant to the HSII Insider Trading Policy (the “Policy”), I request clearance for the following proposed transaction in Company securities:
Type of Transaction (circle one)

Open Market or Private Purchase Open Market or Private Sale Cashless Exercise of Stock Option
Other Acquisition or Disposition (specify):
Securities Involved in Transaction:
Number of shares:
Number of shares represented:
by option:
Other (please explain):

Beneficial Ownership (if not applicable, please indicate “N/A”):
Name of beneficial owner if other than yourself:
Relationship of beneficial owner to yourself:

By completing this form and submitting it to the Chief Legal Officer, I hereby represent all of the following:
1.I have read and am in compliance with the HSII Insider Trading Policy;
2.I am not currently in possession of material non-public information regarding HSII, and at the time I complete the transaction noted above, I will not be in possession of material non-public information regarding HSII.

(Signature of Requestor)

(Chief Legal Officer or Appointed Delegate)